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                                                          EXHIBIT 12

                        INDIANA GAS COMPANY, INC.
                        AND SUBSIDIARY COMPANIES

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Thousands, Except Ratios)

                                  Twelve Mos.
                                     Ended               Fiscal Year Ended September 30
                                    3/31/96         1995     1994     1993     1992     1991
Earnings:
 Net income                         $42,927        $32,109  $34,596  $28,534  $25,743  $23,286
 Adjustments:
   Income taxes                      25,696         18,630   17,977   16,030   12,800   11,665
   Fixed charges (see below)         16,724         16,395   16,986   17,556   15,642   15,482
Total adjusted earnings             $85,347        $67,134  $69,559  $62,120  $54,185  $50,433

Fixed charges:
 Total interest expense             $15,787        $15,530  $16,037  $16,640  $14,556  $14,411
 Interest component of rents            937            865      949      916    1,086    1,071
Total fixed charges                 $16,724        $16,395  $16,986  $17,556  $15,642  $15,482

Ratio of earnings to fixed charges      5.1            4.1      4.1      3.5      3.5      3.3

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